THE UNITED KINGDOM FUND INC.
RESULTS OF ANNUAL MEETING OF SHAREHOLDERS
(UNAUDITED)

On September 15, 1998, the annual meeting of shareholders of the Fund was held and the following matters were voted upon:

(1) To re-elect directors to the Board of Directors of the Fund.

Name of Director        Votes For       Votes Withheld   Non-Votes

Anthony M. Solomon      2,116,123       88,946          1,806,586
George F. Bennett       2,130,587       74,482          1,806,586
Livio Borghese          2,122,674       82,395          1,806,586
Sir Arthur Bryan        2,118,543       86,526          1,806,586
Peter Stormonth Darling 2,097,973       107,096         1,806,586
Leon Levy               2,103,996       101,073         1,806,586
J. Murray Logan         2,116,301        88,768         1,806,586
James S. Martin         2,098,211       106,858         1,806,586
Richard Barone          201,878         21,720          3,788,057
Gerald Hellerman        201,878         21,720          3,788,057
Robert Kelly            201,878         21,720          3,788,057
Adam Shapiro            201,878         21,720          3,788,057
Phillip Goldstein       201,878         21,720          3,788,057


2. To ratify the selection of Ernst & Young LLP, as independent public accountants for the year ending March 31, 1999.

		FOR       AGAINST       WITHHELD       ABSTAIN
		2,390,787  23,420      14,458         1,582,990

3. To amend and restate the charter to convert the Fund from a closed-end investment company to an open-end investment company.

		FOR     AGAINST       WITHHELD       ABSTAIN
		1,528,093  634,33       46,820       1,792,408